PROSPECTUS SUPPLEMENT No. 11	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated August 12, 2021)	Registration No. 333-258600

Up to 22,874,999 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 129,858,855 Shares of Class A Common Stock

Up to 8,499,999 Warrants to Purchase Class A Common Stock

This prospectus supplement supplements the prospectus, dated August 12, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-258600). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 22,874,999 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), which consists of (i) the issuance by us and resale of up to 8,499,999 shares of Class A Common Stock that are issuable upon the exercise of (A) 7,000,000 warrants issued in a private placement to GX Sponsor LLC (the “Sponsor”), in connection with the GX IPO and (B) 1,499,999 warrants issued to certain members of the Sponsor as repayment for certain working capital loans made to GX (the warrants in (A) and (B) collectively, the “Private Placement Warrants”), and (ii) up to 14,375,000 shares of Class A Common Stock that are issuable upon the exercise of 14,375,000 warrants (the “Public Warrants,” and, together with the Private Placement Warrants, the “Warrants”) issued in the GX IPO. We will receive the proceeds from the exercise of any Warrants for cash.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “selling securityholders”) of (i) up to 129,858,855 shares of Class A Common Stock consisting of (a) up to 8,340,000 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements (“Subscription Agreements”) entered into on January 8, 2021 (b) up to 2,000,000 shares of Class A Common Stock issued in a private placement pursuant to a subscription agreement entered into on May 5, 2021 with Palantir Technologies Inc. (“Palantir Technologies”), (c) up to 976,943 shares of Class A Common Stock issued in private placements on July 21, 2021 to certain advisors of Legacy Celularity and GX, (d) up to 7,187,500 shares of Class A Common Stock previously held by the Sponsor following a private placement in connection with the initial public offering of GX, (e) up to 8,499,999 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, (f) up to 19,811,204 shares of Class A Common Stock issuable upon exercise of the Converted Legacy Warrants, (g) up to 11,744,882 shares of Class A Common Stock issuable upon exercise of options and awards and (h) up to 71,298,327 shares of Class A Common Stock pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated July 16, 2021, between us and certain selling securityholders granting such holders registration rights with respect to such shares, and (ii) up to 8,499,999 Private Placement Warrants.

The Class A Common Stock and Public Warrants are listed on The Nasdaq Stock Market LLC under the symbols “CELU” and “CELUW”, respectively. On March 15, 2022, the last reported sales price of Class A Common Stock was $6.94 per share and the last reported sales price of our Public Warrants was $0.92 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus supplement dated March 16, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2022

CELULARITY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38914	83-1702591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Park Ave, Florham Park, NJ	07932
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 562-4300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CELU	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	CELUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On March 16, 2022, Celularity Inc. published an updated pipeline chart of its therapeutic candidates in development, which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Pipeline chart as of March 16, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2022	CELULARITY, INC.
By: /s/ Keary Dunn Name: Keary Dunn Title: General Counsel